CONSOLIDATED BALANCE SHEET	Citigroup Inc. and Subsidiaries

In millions of dollars	September 30, 2014 (Unaudited)	December 31, 2013
Assets
Cash and due from banks (including segregated cash and other deposits)	$35,976	$29,885
Deposits with banks	143,068	169,005
Federal funds sold and securities borrowed or purchased under agreements to resell (including $140,913 and $144,083 as of September 30, 2014 and December 31, 2013, respectively, at fair value)	245,462	257,037
Brokerage receivables	39,298	25,674
Trading account assets (including $107,829 and $106,695 pledged to creditors at September 30, 2014 and December 31, 2013, respectively)	290,822	285,928
Investments (including $21,188 and $26,989 pledged to creditors at September 30, 2014 and December 31, 2013, respectively, and $302,182 and $291,216 as of September 30, 2014 and December 31, 2013, respectively, at fair value)	333,047	308,980
Loans:
Consumer (including $45 and $957 as of September 30, 2014 and December 31, 2013, respectively, at fair value)	376,318	393,831
Corporate (including $4,366 and $4,072 as of September 30, 2014 and December 31, 2013, respectively, at fair value)	277,508	271,641

Loans, net of unearned income	$653,826	$665,472
Allowance for loan losses	(16,915)	(19,648)

Total loans, net	$636,911	$645,824
Goodwill	24,500	25,009
Intangible assets (other than MSRs)	4,525	5,056
Mortgage servicing rights (MSRs)	2,093	2,718
Other assets (including $8,254 and $7,123 as of September 30, 2014 and December 31, 2013, respectively, at fair value)	127,147	125,266

Total assets	$1,882,849	$1,880,382

The following table presents certain assets of consolidated variable interest entities (VIEs), which are included in the Consolidated Balance Sheet above. The assets in the table below include only those assets that can be used to settle obligations of consolidated VIEs, presented on the following page, and are in excess of those obligations. Additionally, the assets in the table below include third-party assets of consolidated VIEs only and exclude intercompany balances that eliminate in consolidation.

In millions of dollars	September 30, 2014 (Unaudited)	December 31, 2013
Assets of consolidated VIEs to be used to settle obligations of consolidated VIEs
Cash and due from banks	$203	$362
Trading account assets	806	977
Investments	9,949	10,950
Loans, net of unearned income
Consumer (including $0 and $910 as of September 30, 2014 and December 31, 2013, respectively, at fair value)	63,788	63,493
Corporate (including $2 and $14 as of September 30, 2014 and December 31, 2013, respectively, at fair value)	31,033	31,919

Loans, net of unearned income	$94,821	$95,412
Allowance for loan losses	(2,942)	(3,502)

Total loans, net	$91,879	$91,910
Other assets	1,052	1,234

Total assets of consolidated VIEs to be used to settle obligations of consolidated VIEs	$103,889	$105,433

Statement continues on the next page.

CONSOLIDATED BALANCE SHEET (Continued)	Citigroup Inc. and Subsidiaries

In millions of dollars, except shares and per share amounts	September 30, 2014 (Unaudited)	December 31, 2013
Liabilities
Non-interest-bearing deposits in U.S. offices	$128,243	$128,399
Interest-bearing deposits in U.S. offices (including $978 and $988 as of September 30, 2014 and December 31, 2013, respectively, at fair value)	285,604	284,164
Non-interest-bearing deposits in offices outside the U.S.	71,228	69,406
Interest-bearing deposits in offices outside the U.S. (including $813 and $689 as of September 30, 2014 and December 31, 2013, respectively, at fair value)	457,580	486,304

Total deposits	$942,655	$968,273
Federal funds purchased and securities loaned or sold under agreements to repurchase (including $44,638 and $54,147 as of September 30, 2014 and December 31, 2013, respectively, at fair value)	175,732	203,512
Brokerage payables	59,428	53,707
Trading account liabilities	137,272	108,762
Short-term borrowings (including $1,454 and $3,692 as of September 30, 2014 and December 31, 2013, respectively, at fair value)	64,838	58,944
Long-term debt (including $26,455 and $26,877 as of September 30, 2014 and December 31, 2013, respectively, at fair value)	223,842	221,116
Other liabilities (including $2,725 and $2,011 as of September 30, 2014 and December 31, 2013, respectively, at fair value)	65,191	59,935

Total liabilities	$1,668,958	$1,674,249

Stockholders’ equity
Preferred stock ($1.00 par value; authorized shares: 30 million), issued shares: 358,720 as of September 30, 2014 and 269,520 as of December 31, 2013, at aggregate liquidation value	$8,968	$6,738
Common stock ($0.01 par value; authorized shares: 6 billion), issued shares: 3,082,034,822 as of September 30, 2014 and 3,062,098,976 as of December 31, 2013	31	31
Additional paid-in capital	107,839	107,193
Retained earnings	118,041	111,168
Treasury stock, at cost: September 30, 2014—52,546,590 shares and December 31, 2013—32,856,062 shares	(2,631)	(1,658)
Accumulated other comprehensive income (loss)	(19,976)	(19,133)

Total Citigroup stockholders’ equity	$212,272	$204,339
Noncontrolling interest	1,619	1,794

Total equity	$213,891	$206,133

Total liabilities and equity	$1,882,849	$1,880,382

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